Exhibit 3(iii)
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      AMENDMENT TO AMENDED BYLAWS OF THE CORPORATION ADOPTED JUNE 15, 1999


     The Amended Bylaws of the Corporation were amended by a resolution of the Board of Directors adopted on June 15, 1999, by adding a new Section 5 to
Article XI (entitled "Redemption of Control Shares") to read in its entirety as follows:


     "Section 5.  Exclusion of Fifth Third Bancorp.  Anything in this Article XI
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to  the  contrary notwithstanding, the "control share acquisition" provisions of
the  Indiana  Business Corporation Law (Indiana Code    23-1-42-1 et seq.) shall
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not  apply  to any shares of common stock of the Corporation that maybe acquired by Fifth Third Bancorp pursuant to that certain Affiliation Agreement between Fifth Third Bancorp and the Corporation, providing for the merger of the Corporation with and into Fifth Third Bancorp, and that certain Stock Option Agreement between the Corporation, as issuer, and Fifth Third Bancorp, as grantee, entered into in connection with the Affiliation Agreement, each as described further in the resolutions of the Board of Directors adopted June 15, 1999.